Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Fourth Quarter and Full Fiscal Year 2022

Sustained Strong Financial Performance

Highest Revenue in Over a Decade

IRVINE, Calif.--(BUSINESS WIRE)--July 28, 2022--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced its financial results for its fourth quarter and full fiscal year ended May 28, 2022.

Fourth Quarter Fiscal 2022 Highlights:

  Revenue increased 25.9% year over year and 6.1% sequentially, to $217.0 million
  Same-day constant currency revenue, a non-GAAP measure, was up 27.5% from the prior year quarter and 1.3% sequentially
  Gross profit improved to $89.7 million, up 31.3% from the prior year quarter
  Gross margin was 41.3%, an improvement of 170 basis points over the prior year quarter
  Selling, general and administrative expenses (“SG&A”) as a percentage of revenue improved 220 basis points from the prior year quarter to 27.3%
  Net income was $20.5 million (net income margin of 9.5%) compared to $23.2 million (net income margin of 13.5%) in the prior year quarter, which included a $7.8 million tax benefit
  Diluted earnings per common share of $0.61 compared to $0.70 in the prior year quarter
  Adjusted EBITDA, a non-GAAP measure, increased to $33.4 million, or 15.4% Adjusted EBITDA margin, a 340 basis point margin improvement compared to the prior year quarter
  Cash dividends declared of $0.14 per share, consistent with the prior year quarter

Full Fiscal Year 2022 Highlights:

  Revenue grew 27.9% to $805.0 million compared to $629.5 million the prior year
  Same-day constant currency revenue was up 28.7% from the prior year
  Gross profit improved to $316.6 million, up 31.2% from the prior year
  Gross margin was 39.3%, an improvement of 100 basis points from the prior year
  SG&A as a percentage of revenue improved 540 basis points from the prior year to 27.9%
  Net income was $67.2 million (net income margin of 8.3%), or $2.00 diluted earnings per common share, more than doubling the $25.2 million (net income margin of 4.0%), or $0.78 diluted earnings per common share in the prior year
  Adjusted EBITDA margin, a non-GAAP measure, was 12.8%, up 440 basis points compared to the prior year
  Available financial liquidity was $224.0 million, up from $150.1 million at fiscal year-end 2021

Management Commentary

“We are very excited to have produced the strongest revenue and Adjusted EBITDA we’ve seen in over ten years for both the fourth quarter and full fiscal year. We accomplished this by successfully executing on our record pipeline of opportunities across all businesses, while remaining disciplined on the cost front,” stated Kate W. Duchene, Chief Executive Officer. “Project size and duration continued to grow as we expanded the depth of our relationships and the breadth of our services within our global client base. As we look ahead, we are greatly encouraged by the solid trajectory of our pipeline supported by reoccurring projects from our strategic clients as they leverage RGP’s experienced talent to help them execute on transformations and fill on-demand talent gaps.”

Ms. Duchene continued, “With our flexible platform, we continue to attract a premier professional workforce that is focused and motivated to outperform client expectations. In a permanently changing world, we are building the ideal professional home for the best talent who wants to work in new ways. Our successful execution, coupled with favorable secular trends including rapid adoption of workforce agility, workforce gaps caused by the tightening labor market, the persistent demand for digital transformation services, and the increase in client spending on significant transformational initiatives, should continue to enable us to deliver increased shareholder value.”

Fourth Quarter Fiscal 2022 Results

The Company executed seamlessly against market opportunities in the fourth quarter and achieved strong year-over-year growth as well as sequential growth. Revenue was driven by growing pipeline and size of closed deals over recent quarters. Our successful execution, coupled with favorable secular trends including a rapid shift to workforce agility and a continued tight labor market, enabled us to attain broad based topline growth across most client segments, including strategic global and regional accounts in the majority of our markets and solution areas. With heightened and continued focus on pricing, the Company’s average bill rate increased by 4.0% from the prior year quarter and 2.3% sequentially, contributing to the overall year-over-year revenue growth of 25.9% to $217.0 million, the strongest fiscal quarter revenue performance since fiscal 2008.

Gross margin for the fourth quarter was 41.3%, compared to 39.6% in the prior year’s quarter. The increase was primarily due to a 190 basis point improvement in pay/bill ratio driven by ongoing efforts to enhance pricing while offering competitive consultant wages as the labor market continues to tighten.

SG&A for the fourth quarter of fiscal 2022 was $59.4 million, or 27.3% of revenue, compared to $50.8 million, or 29.5% of revenue, for the fourth quarter of fiscal 2021, reflecting an improvement of 220 basis points largely as a result of higher operating leverage. The rise in SG&A year over year was primarily due to higher incentive compensation as a result of achieving significant growth in both revenue and profitability.

The fourth quarter of fiscal 2022 had a provision for income taxes of $7.2 million (an effective tax rate of 26.1%) compared to an income tax benefit of $7.8 million (an effective benefit rate of 50.6%) for the fourth quarter of fiscal 2021. The income tax benefit in the fourth quarter of fiscal 2021 was related to an NOL carryback permitted under the Coronavirus Aid, Relief, and Economic Security Act, generating a $12.8 million tax benefit from the tax rate differential between the various applicable tax years.

Strong performance in the fourth quarter resulted in net income of $20.5 million (net income margin of 9.5%), compared to $23.2 million (net income margin of 13.5%) in the prior year quarter, which included the one-time $7.8 million income tax benefit discussed above. Adjusted EBITDA margin was 15.4% for the fourth quarter of fiscal 2022, an improvement of 340 basis points over the prior year quarter and the highest margin level in over a decade.

Full Fiscal Year 2022 Results

Annual revenue growth for fiscal 2022 was 27.9% to $805.0 million and gross margin improved by 100 basis points to 39.3% from a year ago, driven by our reinvigorated focus to raise bill rates that better reflected value delivered to clients. Operational efficiency in the business supported better SG&A leverage to 27.9%, a 540 basis point improvement from a year ago. The Company delivered net income of $67.2 million (net income margin of 8.3%) for fiscal 2022, diluted earnings per common share of $2.00, and 12.8% Adjusted EBITDA margin, all record results relative to the past decade.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(Amounts in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	May 28,	Feb 26,	May 29,	May 28,	May 29,
	2022	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$217,031	$204,609	$172,318	$805,018	$629,516
Direct cost of services	127,356	127,815	104,035	488,376	388,112
Gross profit	89,675	76,794	68,283	316,642	241,404
Selling, general and administrative expenses	59,356	57,090	50,780	224,721	209,326
Amortization expense	1,300	1,321	1,104	4,908	5,228
Depreciation expense	881	882	943	3,575	3,897
Income from operations	28,138	17,501	15,456	83,438	22,953
Interest expense, net	320	307	284	1,064	1,600
Other expense (income) (1)	59	(35)	(262)	(594)	(1,331)
Income before income tax expense (benefit)	27,759	17,229	15,434	82,968	22,684
Income tax expense (benefit)	7,232	(2,192)	(7,814)	15,793	(2,545)
Net income	$20,527	$19,421	$23,248	$67,175	$25,229
Net income per common share:
Basic	$0.62	$0.59	$0.71	$2.04	$0.78
Diluted	$0.61	$0.58	$0.70	$2.00	$0.78
Weighted average number of common and common equivalent shares outstanding:
Basic	32,957	32,738	32,715	32,953	32,444
Diluted	33,499	33,375	33,053	33,556	32,552
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.56	$0.56

Revenue by Geography
Revenue:
North America	$183,817	$173,569	$141,518	$676,419	$512,777
Europe	19,433	17,856	19,371	76,075	72,496
Asia Pacific	13,781	13,184	11,429	52,524	44,243
Total revenue	$217,031	$204,609	$172,318	$805,018	$629,516

Cash dividend
Total cash dividends paid	$4,635	$4,715	$4,605	$18,600	$18,230

Note: The sum of quarterly amounts, including per share amounts, may not equal amounts reported for year-to-date periods. This is due to the effects of rounding and changes in the number of weighted average shares outstanding for each period.

(1) Other income for the current fiscal year primarily consisted of COVID-19 government relief funds received globally and a gain from lease modification. Other income for the year ended May 29, 2021 primarily consisted of COVID-19 government relief funds received globally.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, July 28, 2022. A live webcast of the call will be available on the “Investor Relations” Events section of the Company’s website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Events section of the Company website.

About RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially in a time where high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,300 professionals, we annually engage with over 2,200 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 88% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, our project pipeline, expectations regarding secular trends and expectations regarding our continued growth and ability to deliver increased shareholder value. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts many not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 29, 2021, the Annual Report on Form 10-K for the year ended May 28, 2022, which will be filed on or around July 28, 2022, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the consolidated statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same-day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.
  Adjusted EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, technology transformation costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted (benefit from) provision for income taxes is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation expense, restructuring costs, and technology transformation costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except number of business days)

	Three Months Ended		Three Months Ended		For the Years Ended
Revenue by Geography	May 28,	February 26,	May 28,	May 29,	May 28,	May 29,
	2022	2022	2022	2021	2022	2021
North America
As reported (GAAP)	$183,817	$173,569	$183,817	$141,518	$676,419	$512,777
Currency impact	(58)		16		(297)
Business days impact	(11,308)		-		2,694
Same-day constant currency revenue	$172,451		$183,833		$678,816

Europe
As reported (GAAP)	$19,433	$17,856	$19,433	$19,371	$76,075	$72,496
Currency impact	890		1,869		1,650
Business days impact	164		(172)		(153)
Same-day constant currency revenue	$20,487		$21,130		$77,572

Asia Pacific
As reported (GAAP)	$13,781	$13,184	$13,781	$11,429	$52,524	$44,243
Currency impact	487		857		1,477
Business days impact	-		119		-
Same-day constant currency revenue	$14,268		$14,757		$54,001

Total Consolidated
As reported (GAAP)	$217,031	$204,609	$217,031	$172,318	$805,018	$629,516
Currency impact	1,319		2,742		2,830
Business days impact	(11,144)		(53)		2,541
Same-day constant currency revenue	$207,206		$219,720		$810,389

Number of Business Days
North America (1)	65	61	65	65	251	252
Europe (2)	62	63	62	62	254	253
Asia Pacific (2)	62	62	62	62	247	247

(1) This represents the number of business days in the United States.
(2) This represents the number of business days in the countries in which the revenues are most concentrated within the geography.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share amounts and percentages)

	Three Months Ended
	May 28,	% of	February 26,	% of	May 29,	% of
Adjusted EBITDA	2022	Revenue	2022	Revenue	2021	Revenue
Net income	$20,527	9.5%	$19,421	9.5%	$23,248	13.5%
Adjustments:
Amortization expense	1,300	0.6	1,321	0.6	1,104	0.6
Depreciation expense	881	0.4	882	0.4	943	0.5
Interest expense, net	320	0.1	307	0.2	284	0.2
Income tax expense (benefit)	7,232	3.3	(2,192)	(1.1)	(7,814)	(4.5)
EBITDA	30,260	13.9	19,739	9.6	17,765	10.3
Stock-based compensation expense	2,317	1.1	2,202	1.1	1,674	1.0
Restructuring costs	26	-	67	-	(185)	(0.1)
Contingent consideration adjustment	-	-	-	-	1,460	0.8
Technology transformation costs (1)	759	0.4	461	0.3	-	-
Adjusted EBITDA	$33,362	15.4%	$22,469	11.0%	$20,714	12.0%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.61		$0.58		$0.70
Stock-based compensation expense	0.07		0.07		0.05
Restructuring costs	-		-		(0.01)
Contingent consideration adjustment	-		-		0.04
Technology transformation costs	0.02		0.01		-
Income tax impact of adjustments	(0.03)		(0.01)		0.02
Adjusted diluted earnings per common share	$0.67		$0.65		$0.80

Adjusted Income Tax Expense (Benefit) and Cash Tax Rate
Income tax expense (benefit)	$7,232		$(2,192)		$(7,814)
Effect of non-cash tax items:
Stock option expirations	(69)		84		(906)
Valuation allowance on international deferred tax assets	(1,891)		6,698		1,063
Net uncertain tax position adjustments	(6)		(15)		(9)
Other adjustments	(783)		669		152
Adjusted income tax expense (benefit)	$4,483		$5,244		$(7,514)

Effective tax rate	26.1%		(12.7%)		(50.6%)
Total effect of non-cash tax items on effective tax rate	(9.9%)		43.2%		1.9%
Cash tax rate	16.2%		30.5%		(48.7%)

(1) Commencing with the three months ended November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share amounts and percentages)

	For the Years Ended
	May 28,	% of	May 29,	% of	May 30,	% of
Adjusted EBITDA	2022	Revenue	2021	Revenue	2020	Revenue
Net income	$67,175	8.3%	$25,229	4.0%	$28,285	4.0%
Adjustments:						-
Amortization expense	4,908	0.6	5,228	0.8	5,745	0.8
Depreciation expense	3,575	0.4	3,897	0.6	5,019	0.7
Interest expense, net	1,064	0.2	1,600	0.3	2,061	0.3
Income tax expense (benefit)	15,793	2.0	(2,545)	(0.4)	6,943	1.0
EBITDA	92,515	11.5	33,409	5.3	48,053	6.8
Stock-based compensation expense	8,168	1.0	6,613	1.1	6,057	0.9
Restructuring costs	833	0.1	8,260	1.3	4,982	0.7
Contingent consideration adjustment	166	-	4,512	0.7	794	0.1
Technology transformation costs (1)	1,449	0.2	-	-	-	-
Adjusted EBITDA	$103,131	12.8%	$52,794	8.4%	$59,886	8.5%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$2.00		$0.78		$0.88
Stock-based compensation expense	0.24		0.20		0.19
Restructuring costs	0.02		0.25		0.15
Contingent consideration adjustment	-		0.14		0.02
Technology transformation costs	0.04		-		-
Income tax impact of adjustments	(0.08)		(0.07)		(0.06)
Adjusted diluted earnings per common share	$2.22		$1.30		$1.18

Adjusted Income Tax Expense (Benefit) and Cash Tax Rate
Income tax expense (benefit)	$15,793		$(2,545)		$6,943
Effect of non-cash tax items:
Stock option expirations	(231)		(1,226)		(1,113)
Valuation allowance on international deferred tax assets	5,371		(880)		(1,418)
Net uncertain tax position adjustments	(36)		(24)		(806)
Other adjustments	(129)		357		35
Adjusted income tax expense (benefit)	$20,768		$(4,318)		$3,641

Effective tax rate	19.0%		(11.2%)		19.7%
Total effect of non-cash tax items on effective tax rate	6.0%		(7.8%)		(9.4%)
Cash tax rate	25.0%		(19.0%)		10.3%

(1) Commencing in November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

Segment Results

Effective in the second quarter of fiscal 2021, the Company revised its segment reporting to align with changes made in its internal management structure and its reporting structure of financial information used to assess performance and allocate resources. On May 31, 2022, we completed the sale of taskforce to the senior leaders of the business. We believe an interim management business that primarily serves the middle-market client base in Germany no longer aligns with our strategy in the European region, which highly focuses on providing project consulting and execution services to large global clients. Beginning in fiscal 2023, we will operate in the remaining two operating segments, RGP and Sitrick.

Operating results by reportable segment are included in the following table. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net income to Adjusted EBITDA for each of the periods presented.

	Three Months Ended			For the Years Ended (3)
	May 28,	February 26,	May 29,	May 28,	May 29,
(Amounts in thousands)	2022	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
RGP	$206,766	$195,251	$162,022	$764,350	$587,620
Other Segments	10,265	9,358	10,296	40,668	41,896
Total revenue	$217,031	$204,609	$172,318	$805,018	$629,516

Adjusted EBITDA:
RGP	$42,354	$30,656	$26,918	$134,187	$77,589
Other Segments	710	579	714	3,527	3,580
Reconciling items (1)	(9,702)	(8,766)	(6,918)	(34,583)	(28,375)
Total Adjusted EBITDA (2)	$33,362	$22,469	$20,714	$103,131	$52,794
(1)

Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(2)

A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented above under “Use of Non-GAAP Financial Measures--Reconciliation of GAAP to Non-GAAP Financial Measures.”

(3)	Information is derived from the audited financial statements within the Form 10-K issued on July 28, 2022.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	May 28,	May 29,
SELECTED BALANCE SHEET INFORMATION (1):	2022	2021
Cash and cash equivalents	$104,224	$74,391
Trade accounts receivable, net of allowance for doubtful accounts	$153,154	$116,455
Total assets	$581,473	$520,644
Current liabilities	$124,322	$100,906
Long-term debt	$54,000	$43,000
Total liabilities	$209,024	$191,098
Total stockholders’ equity	$372,449	$329,546

	For the Years Ended
	May 28,	May 29,
SELECTED CASH FLOW INFORMATION (1):	2022	2021
Cash flow -- operating activities	$49,444	$39,943
Cash flow -- investing activities	$(2,961)	$(3,843)
Cash flow -- financing activities	$(13,371)	$(59,461)

	Three Months Ended
	May 28,	May 29,
SELECTED OTHER INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,388	2,902
Average bill rate	$131	$126
Average pay rate	$64	$64
Common shares outstanding, end of period	33,197	32,885
(1) Information is derived from the audited financial statements within the Form 10-K issued on July 28, 2022.

Contacts

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com